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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Pacific Aerospace & Electronics, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-58148, 333-56884, 333-44686 and 333-35382) on Form S-8 (Nos.
333-36676, 333-66469, 333-39799 and 333-29007) on Form S-1 (No. 333-66471) and
on Form SB-2 (No. 333-05011) of Pacific Aerospace & Electronics, Inc. of our report dated August 23, 2002, with respect to the consolidated balance sheets of Pacific Aerospace & Electronics, Inc. as of May 31, 2001 and 2002, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended May 31, 2002, which report appears in the May 31, 2002, annual report on Form 10-K, as amended, of Pacific Aerospace & Electronics, Inc.

Our report dated August 23, 2002, refers to a change in the method of accounting for goodwill and other intangible assets in the year ended May 31, 2002 and also contains an explanatory paragraph that states that Pacific Aerospace & Electronics, Inc. has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                                        /s/ KPMG LLP

Seattle, Washington
December 4, 2002